Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Announces Preliminary Results for First

Quarter FY 2004 and Plans to Complete its Wood Village

Facility

Merix will conduct a conference call and live webcast on September 5, 2003 at 6:00 a.m. PT. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning at 9:00 a.m. PT on September 5, 2003. A phone replay will be available until approximately midnight on September 10, 2003 by calling (719) 457-0820, access code 109153.

FOREST GROVE, OR, September 4, 2003 - Merix Corporation (NASDAQ:MERX) today announced preliminary results for the first quarter of fiscal 2004 ended August 30, 2003. Sales for the first quarter increased approximately 36% to $30.7 million compared to $22.5 million for the last quarter of fiscal 2003. Preliminary first quarter results include an expected loss of between $0.15 and $0.17 per share. Excluding the impact of a valuation allowance against deferred taxes, the first quarter pro-forma loss is expected to be about $0.09 or $0.10 per share. This compares to a loss for the last quarter of fiscal 2003 of $1.39 per share and a pro-forma loss of $0.25 per share, which also excludes the impact of a valuation allowance against deferred taxes.

Pro-forma loss per share excludes a valuation allowance against deferred taxes. This charge has been excluded from pro-forma losses as it is not considered to be representative of underlying trends in the Company’s performance and its exclusion provides the investor with additional information to more readily compare the Company’s results over multiple periods.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, commented, “Our results for the first quarter exceeded our expectations due to increasing customer demand as the quarter progressed. The demand is broad based, coming from all the end markets we serve. Our quick-turn and premium orders in the quarter improved to 33% of sales compared to 29% last quarter. With the recently announced addition of a Director of Quick Turn Operations, we are continuing to enhance our organization to deliver significant growth in this business. Our book-to-bill ratio in the first quarter was 1.19 to 1.0 and our 90-day backlog at the end of the first quarter increased to $16.9 million from $11.9 million last quarter. Cash at the end of the first quarter was $42.6 million compared to $44.0 million last quarter.”

Hollinger continued, “The improved strength in customer demand that we are seeing started late last quarter and it has continued and even accelerated since that time. As we announced in our last investor call, we have added direct labor headcount in order to increase production to meet the higher levels of customer demand. Our people worked very hard this quarter to satisfy those higher levels of demand and I appreciate their efforts and commitment.”

“Today we are also announcing that our Board of Directors has approved the completion of our Wood Village facility. We expect production will commence at this facility within four to six months. Our strategy of taking share in a down market has resulted in significant sales growth for us this quarter. In addition, there appears to be increasing optimism for growth in 2004 in all the end markets we serve. We have worked hard during the downturn to add new customers, many of whom are counting on our Wood Village facility to help meet their future demand. Considering the anticipated volume and timing of their future demand, we believe that the timing is right for us to complete the first phase of our Wood Village plant and start the production ramp. Completion of phase one of the Wood Village facility will entail a capital investment of about $9.0 million for equipment and hiring of approximately 170 manufacturing and engineering positions over the next four to six quarters, and will increase our manufacturing capacity by over 30%.”

“Wood Village is key to our strategies to expand our quick-turn business and improve customer diversification. We are very pleased with the sales growth we saw in our first quarter and are excited about future opportunities—this optimism is reflected in our decision to move forward with Wood Village and we are committed to making this new facility a success,” concluded Hollinger.

Merix will announce final financial results for its first quarter of fiscal 2004 at 2:00 p.m. PT on September 23, 2003.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing and storage, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the excess capacity in the printed circuit board industry and the ability to effectively utilize our assets; our ability to successfully complete and ramp our Wood Village facility; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to successfully execute our quick-turn strategy; levels of quick-turn sales; the ability of emerging growth Company customers to secure capital; our ability to realize profits to absorb deferred tax assets; our ability to reduce costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 31, 2003. Merix Corporation does not plan to update any such factors or to publicly announce developments or events relating to the matters described herein.